Baldwin & Lyons, Inc.
Protective Insurance Company
Sagamore Insurance Company
B & L Insurance, Ltd. (Bermuda)

1099 North Meridian Street
Indianapolis, IN 46204
(317) 636-9800

Baldwin & Lyons, Inc.                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                         October 31, 2013
Unaudited Third Quarter Financial Statements                                                                                                                                                                                                                                                                                                                                                                                                                                                                                             Press Contact:  G. Patrick Corydon
                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                      (317) 636-9800
                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                             corydon@baldwinandlyons.com

BALDWIN & LYONS ANNOUNCES RESULTS FOR QUARTER AND NINE MONTHS

Indianapolis, Indiana, October 31, 2013—Baldwin & Lyons, Inc. (NASDAQ: BWINA, BWINB) today announced after tax operating income, defined as net income before investment gains and losses, of $6.8 million, or $.46 per share, for the third quarter of 2013 compared to $6.0 million, or $.40 per share, during the third quarter of 2012.  Net investment gains for the third quarter of 2013, which include both realized and unrealized gains in the Company’s limited partnership investments, were $0.9 million after tax, or $.06 per share, compared to net investment gains of $5.7 million, or $.38 per share, in the same quarter of 2012.  In total, net income was $7.8 million, or $.52 per share, which compares to $11.7 million, or $.78 per share, for the prior year’s third quarter.

After tax operating income for the current year to date totaled $16.9 million, or $1.13 per share, which compares to $21.6 million, or $1.45 per share, during the prior year period.  Net investment gains for the nine months of 2013 were $10.7 million after tax, or $.72 per share, compared to net investment gains of $5.7 million after tax, or $.38 per share, during the same period of 2012.  After tax net income for the first nine months of 2013 totaled $27.6 million, or $1.85 per share, compared to $27.2 million, or $1.83 per share, for the prior year period.

Premium written by the Company’s insurance subsidiaries for the current quarter was a record $96.6 million, an increase of nearly 19% over the third quarter last year and 4% above last quarter’s previous record total.  The increase was concentrated in the Company’s core fleet transportation products.  These “wheels” increases were partially offset by the previously announced, planned premium reductions associated with the final phase of termination of the commercial multi-peril program.  Premiums written for the nine months of 2013 totaled a record $273.3 million up over 9% from last year’s prior nine month record of $250.1 million, with product group increases and decreases similar to those experienced in the third quarter.

Net premium earned for the third quarter of 2013 was also a record at $64.4 million, up nearly 18% over last year’s third quarter.  For the nine months, earned premium, while limited by the strategic reduction in commercial multi-peril business, increased 6% from last year to a record $187.3 million.

The Company’s consolidated combined ratio for the third quarter was 89.1%, before consideration of fee income.  Including fee income, underwriting income was $7.6 million, producing a combined ratio of 88.3%.  The Property and Casualty Insurance segment combined ratio was 89.1%, including fee income, and the Reinsurance segment combined ratio was 85.2%.  For the nine months, the consolidated combined ratio was 91.2%, before consideration of fee income, and 90.4% including fees, producing $18.1 million in pre-tax underwriting income.  The Property and Casualty Insurance segment combined ratio was and 94.3%, including fee income, and the Reinsurance segment combined ratio was 74.6% for the nine months.

Pre-tax investment income decreased 6% compared to the third quarter of 2012 despite a 5% increase in average funds invested, reflecting the continuing impact of available bond yields and the redeployment of invested assets into portfolios emphasizing capital gains over interest income.  For the nine months, pre-tax and after-tax investment income decreased 9% compared to the same period of 2012 while average funds invested increased 4%.

Book value per share increased $.67 per share during the third quarter, after the payment of $.25 per share in regular cash dividends.  For the nine months ended September 30, 2013, book value per share has increased $1.37 after the payment of cash dividends to shareholders totaling $.75 per share.  The combination of the increase in book value and dividends represents a 9.1% total return on beginning book value for the nine months.

Conference Call Information:

Baldwin & Lyons, Inc. has scheduled a conference call for Thursday, October 31, 2013, at 11:00 AM ET (New York time) to discuss results for the third quarter ended September 30, 2013.

To participate via teleconference, investors may dial 1-888-587-0615 (U.S./Canada) or 1-719-325-2376 (International or local) at least five minutes prior to the beginning of the call.  A replay of the call will be available through November 7, 2013 by calling 1-877-870-5176 or 1-858-384-5517 and referencing passcode 5687851.  Investors and interested parties may also listen to the call via a live webcast, accessible on the company’s web site via a link at the top of the main Investor Relations page.  To participate in the webcast, please register at least fifteen minutes prior to the start of the call.  The webcast will be archived on this site until November 1, 2014.  The webcast may be accessed directly at: http://public.viavid.com/index.php?id=105999

Also available on the investor relations section of our web site are complete interim financial statements and copies of our filings with the Securities and Exchange Commission.

Financial Highlights (unaudited)
Baldwin & Lyons, Inc. and Subsidiaries
(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2013	2012	2013	2012

Operating revenue	$68,159	$58,459	$198,349	$187,645
Net investment gains	1,430	8,781	16,496	8,709

Total revenue	$69,589	$67,240	$214,845	$196,354

Operating income	$6,842	$5,979	$16,899	$21,582
Net investment gains,
net of federal income taxes	929	5,708	10,722	5,661

Net income	$7,771	$11,687	$27,621	$27,243

Per share data - diluted:
Average number of shares	14,921	14,867	14,921	14,856

Operating income	$.46	$.40	$1.13	$1.45
Net investment gains	.06	.38	.72	.38

Net income	$.52	$.78	$1.85	$1.83

Dividends paid to shareholders	$.25	$.25	$.75	$.75

Annualized return on average
shareholders' equity:
Operating income	8.4%	7.8%	7.1%	9.6%

Net income	9.6%	15.3%	11.5%	12.1%

Consolidated combined ratio of
insurance subsidiaries (GAAP basis):
Without fee income	89.1%	88.2%	91.2%	87.2%
Including fee income	88.3%	87.3%	90.4%	86.3%

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties.  Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.